EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 42 (File Nos. 2-72671 and 811-3199) to the registration statement on Form N-4 (the “Registration Statement”) of our report dated April 25, 2006, relating to the 2005 consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated March 31, 2006, relating to the financial statements of the KILICO Variable Annuity Separate Account, which appear in such Registration Statement. We also consent to the reference to us under the headings “Services to the Separate Account” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

April 28, 2006